Exhibit (a)(1)(M)

News Release

Malcolm F. MacLean, Principal

Mercury Real Estate Advisors LLC

100 Field Point Road

Greenwich, CT 06830

(203) 769-2980

For Immediate Release: December 13, 2005

MERCURY REAL ESTATE ADVISORS LLC ANNOUNCES

FINAL RESULTS OF OFFERING FOR

30,500 SHARES OF COMMON

STOCK OF TOWER PROPERTIES COMPANY

Greenwich, Connecticut: Mercury Real Estate Advisors LLC, Mercury Special Situations Fund LP, Mercury Special Situations Offshore Fund, Ltd., David R. Jarvis and Malcolm F. MacLean IV (collectively, “Mercury”), announced the final results of Mercury’s cash tender offer to purchase up to 30,500 Shares of Common Stock of Tower Properties Company (collectively, the “Shares”). The offering period expired, as scheduled, at 12:00 midnight, Eastern Standard Time, on Wednesday, December 7, 2005.

Based on information provided by The Bank of New York, the depositary for the offer, an aggregate of 10,162 Shares, representing approximately 5.5% of the outstanding shares of common stock, were validly tendered prior to the expiration of the offering period. All such Shares validly tendered have been accepted for purchase in accordance with the terms of the offer.

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